Exhibit 10.1

VIRTUALSCOPICS, INC.
NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

SECTION 1. PURPOSE. The purpose of the VirtualScopics, Inc. Non-Employee Directors’ Compensation Plan (the “Plan”) is to promote the success of VirtualScopics, Inc. (the “Company”) by compensating directors who are not employees of the Company or any of its affiliated companies (a "Participant") and enhancing the stock ownership of directors by providing a method whereby Participants may receive their annual Board, Committee and Chairman retainers (an "Annual Retainer") or meeting fees ("Meeting Fees") in shares of the Company's Common Stock ("Common Stock").

The stock options and shares of Common Stock that may be issued pursuant to the Plan shall be issued under the VirtualScopics, Inc., 2006 Long-Term Incentive Plan, as it may be amended from time to time (“2006 Plan”), subject to all of the terms and conditions of the 2006 Plan. The terms contained in the 2006 Plan are incorporated into and made a part of this Plan with respect to the stock options and Common Stock granted pursuant hereto and any such awards shall be governed by and construed in accordance with the 2006 Plan. In the event of any actual or alleged conflict between the provisions of the 2006 Plan and the provisions of this Plan, the provisions of the 2006 Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

SECTION 2. FEES. Each Participant shall be entitled to compensation as follows:

A.  INITIAL STOCK OPTION GRANT. Each Participant is entitled to a one-time stock option grant for 25,000 shares of Common Stock pursuant to the 2006 Plan. No option shall have an exercise price below any existing, applicable anti-dilution trigger price. Such option shall vest 25% on each anniversary of the date of grant. The initial stock option shall be granted at the first Board meeting attended by a Participant, to the extent the grant is permitted at such time, or such later regular Board meeting when such grant is permitted.

B. ANNUAL STOCK OPTION GRANT. Each Participant shall be eligible to receive an annual stock option grant under the 2006 Plan at or about the February board meeting. The amount of the grant will be determined by the Compensation Committee based on Participant performance during the previous year. The number of shares of Common Stock available, in the aggregate, for annual option grants will be determined by dividing (x) an amount up to Fifteen Thousand Dollars ($15,000) by (y) a per share amount equal to the Black-Scholes pricing model value of an option to purchase one share of Common Stock on such date. No option shall have an exercise price below any existing, applicable anti-dilution trigger price.

C. ANNUAL RETAINER. Each Participant is entitled to an Annual Retainer of $5,000. A pro-rata Annual Retainer will be paid to any Participant based on the number of days during the year in which the Participant serves as a director.

D. MEETING FEES. Participants will be entitled to receive the following Meeting Fees:

Board Meetings	$1,500
Committee Meetings	$500
Committee Chair	$750

Participants will not be paid for more than one meeting per day. In the event there are multiple meetings, payment will be made for the meeting requiring the highest fee.

SECTION 3. PAYMENT OF FEES. Each Participant shall be given an opportunity by the Company on an annual basis to elect (the “Annual Election”) to receive his or her Annual Retainer or Meeting Fees in shares of Common Stock under the 2006 Plan, as follows:

A. ANNUAL RETAINER. If selected, the value of the shares of Common Stock payable in lieu of an Annual Retainer shall equal the amount of the Annual Retainer, subject to Section 3.C., below.

B. MEETING FEES. If selected, the value of shares of Common Stock payable in lieu of the Meeting Fees shall equal the amount of such Meetings Fees, subject to Section 3.C., below.

C. ALL FEES.

1. All fees shall be paid quarterly on or about the tenth business day following the end of a quarter for the previous quarter.

2. Each Participant will be asked to declare his or her Annual Election on the date of each annual shareholders meeting for the coming year. For those directors electing to fees in the form of an award of shares, the Fair Market Value (as defined in Section 4 hereof) on the last business day of the quarter will be used to calculate the number of shares contained in the award in lieu of cash for the quarter. Each such award shall be approved by the Board of Directors. Such price, however, shall not be below any existing anti-dilution trigger price applicable to the Company.

3. The shares awarded in lieu of fees may contain such restrictions and vesting criteria, or no restrictions and immediate vesting, to the extent determined by the Compensation Committee.

SECTION 4. SHARE CERTIFICATES, VOTING AND OTHER RIGHTS.

A. SHARE CERTIFICATES. The certificates for shares of Common Stock issued under Section 3 hereof may be registered in the name of the Participant, or in the name of the Participant and one other individual as joint tenants. Any dividends, or distributions, payable in cash or in kind with respect to the shares of Common Stock that have been issued, shall be paid to the Participant. All shares of Common Stock issued hereunder shall be fully paid and non-assessable and the Participant shall have all voting rights with respect thereto.

B. FAIR MARKET VALUE. "Fair Market Value," shall be as defined in the 2006 Plan.

C. FRACTIONS OF SHARES. The Company shall not issue fractions of shares. Whenever under the terms of the Plan, a fractional share would otherwise be required to be issued, the unpaid amount shall be added to the fees for the next quarterly period.

D. GENERAL RESTRICTIONS. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

E. CHANGE IN CAPITAL STRUCTURE. In the event of any change in the Common Stock by reason of any stock dividend, split, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Company in the number and kind of shares subject to the Plan and any other relevant provisions of the Plan, whose determination shall be binding and conclusive on all persons.

SECTION 7. TAXES. The Company shall be authorized to withhold from any payment due under the Plan the amount of withholding taxes, if any, due in respect of an award hereunder, unless other provisions satisfactory to the Company shall have been made for the payment of such taxes.

SECTION 8. MISCELLANEOUS

A. ADMINISTRATION. Except as may be specifically provided elsewhere herein, the Plan shall be administered by the Compensation Committee of the Board (the "Compensation Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable. The Compensation Committee may from time to time make such amendments to the Plan, or an award made hereunder, as it may deem proper, necessary, and in the best interests of the Company.

B. RIGHTS OF DIRECTORS. Nothing in the plan shall confer upon any Participant any right to serve on the Board for any period of time or to continue his or her current or any other rate of compensation.

C. GOVERNING LAW. The Plan and all actions taken thereunder shall be governed and construed in accordance with the laws of the State of New York.

D. EFFECTIVE DATE AND TERM. The Plan initially was approved by the Board on February 26, 2008 (the “Effective Date”), subject to subsequent approval and ratification by the Company’s stockholders. The Plan shall be effective as of the Effective Date, but subject to subsequent approval and ratification by the Company’s stockholders no later than the annual meeting of stockholders next following the Effective Date. The Plan shall have a term of ten years.

E. Section 409A Savings Clause. Notwithstanding any provision of this Plan, in the event any term, condition or feature of an Option would result in the Option being subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, the terms of the Option shall be amended to the minimum extent necessary such that the Option shall not be subject to the provisions of such Section 409A.